Exhibit 16.2

U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

 RE:   Sunrise Mining Corporation
 File No.: 000-52518

We have read the statements under Item 4.01 of the Current Report on Form 8-K to be filed with the Securities and Exchange Commission on December 10, 2007 regarding the change of auditors. We agree with all statements pertaining to us.

We have no basis to agree or disagree with statements pertaining to the successor accountants.

/s/ Murrell, Hall, McIntosh & Co. PLLP

Murrell, Hall, McIntosh & Co. PLLP
Oklahoma City, Oklahoma
December 10, 2007